Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact: Leigh J. Abrams, President and CEO

Phone: (914) 428-9098 Fax: (914) 428-4581

E Mail: Drew@drewindustries.com

DREW TO REVERSE $1.5 MILLION OF EXPENSES RELATED TO PREVIOUSLY DISCLOSED WORKPLACE INJURY LITIGATION

White Plains, New York – September 26, 2005 - Drew Industries Incorporated (NYSE: DW) today reported that, as a result of the settlement of a previously disclosed workplace injury litigation, it will reverse approximately $1.5 million of previously recorded expenses which, net of related costs, will increase third quarter 2005 earnings by approximately $.03 per diluted share.

The Company entered into an agreement to settle, for approximately $2.8 million, all unpaid claims asserted in the litigation against Drew’s subsidiary, Lippert Components, Inc. The Company had recorded a liability of approximately $4.3 million, comprised of a charge of $1.9 million (or $.04 per diluted share, net of related costs) in the fourth quarter of 2004, a charge of $2.1 million (or $.05 per diluted share, net of related costs) in the first quarter of 2005, as well as statutory interest of more than $250,000 to date. In addition, in 2004, the Company expensed costs related to this litigation of approximately $460,000, which were previously paid.

About Drew

Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew’s products include vinyl and aluminum windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, bath and shower units, axles, steps, electric stabilizer jacks, and trailers for hauling equipment, boats, personal watercrafts and snowmobiles, as well as chassis and windows for modular homes and offices. From 48 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward Looking Statements

This press release contains certain “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to our future business prospects, involve a number of risks and uncertainties that could cause actual results and events to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors. Detailed information about risks and uncertainties that may affect the Company is included in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

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